EXHIBIT 99.2
                                                                    ------------




                               Sun Capital Partner
                               -------------------

                                [Friendly's Logo]


            AN AFFILIATE OF SUN CAPITAL PARTNERS, INC. COMPLETES THE
              ACQUISITION OF FRIENDLY ICE CREAM CORPORATION, A FULL
                    SERVICE, CASUAL FAMILY DINING RESTAURANT


FOR IMMEDIATE RELEASE

BOCA RATON, FLA AND WILBRAHAM, MA (August 30, 2007) - Sun Capital Partners, Inc. ("Sun Capital"), a leading private investment firm specializing in leveraged buyouts and investments in market-leading companies, and Friendly Ice Cream Corporation ("Friendly's") (AMEX: FRN) today announced that one of Sun Capital's affiliates has completed the acquisition of Friendly's.

Under the terms of the merger agreement, Friendly's stockholders will receive $15.50 in cash, without interest and less any applicable withholdings, for each share of Friendly's common stock issued and outstanding at the effective time of the merger (other than shares held in Friendly's treasury and shares held by any of Friendly's wholly-owned subsidiaries).

Gary M. Talarico, Managing Director, Sun Capital Partners, Inc., said, "With a 72-year operating history, Friendly's enjoys strong brand equity within its existing markets and, with its excellent ice cream menu, a unique position in the family dining sector. We look forward to working with the management team to strengthen the Company's performance through operating efficiencies, enhanced customer service, improved menu offerings, and store remodeling and openings within and potentially beyond its historical markets."

George Condos, President and CEO of Friendly Ice Cream Corporation, added, "We are very pleased to have an opportunity to partner with a financial sponsor with extensive operating experience in the restaurant industry and look forward to the challenge of strengthening our product offering bringing higher levels of service and quality food to our customers, all at a reasonable price."

Sun Capital and Friendly's also announced the completion of Friendly's cash tender offer for any and all of its outstanding $175,000,000, 8 3/8% senior notes due 2012 (the "Notes"). As of 12:00 midnight, New York City time, on August 29, 2007 (the "Expiration Time"), $167,196,000 of the Notes had been tendered pursuant to the tender offer. Friendly's has accepted all and made payment upon all tendered Notes. An aggregate of $7,804,000 of the Notes remain outstanding.

Goldman Sachs & Co. acted as the financial advisor to Friendly's in connection to the merger and Weil, Gotshal & Manges LLP provided legal advice. Morgan Lewis served as the legal counsel to the purchaser.




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ABOUT FRIENDLY ICE CREAM CORPORATION

Friendly Ice Cream Corporation ("Friendly's") is a vertically-integrated restaurant company serving signature sandwiches, entrees, and ice cream desserts in a friendly family environment in 515 company and franchised stores throughout the Northeast and several southeastern states. Friendly's also makes ice cream, which is distributed through more than 4,000 supermarkets and other retail locations. To find a Friendly Ice Cream restaurant near you, please visit www.Friendlys.com.


ABOUT SUN CAPITAL PARTNERS, INC.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 165 companies worldwide with combined sales in excess of $35.0 billion since Sun Capital's inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, and New York, as well as affiliates with offices in London, Tokyo, and Shenzhen. For more information, please visit www:SunCapPart.com.


FOR MORE INFORMATION, PLEASE CONTACT:

Gary M. Talarico
Managing Director
Sun Capital Partners, Inc.
(212) 588-9156
www.SunCapPart.com